Exhibit 10.29

ACXIOM CORPORATION

NON-QUALIFIED MATCHING CONTRIBUTION PLAN

(Restated and Amended Effective January 1, 2009)

ACXIOM CORPORATION
NON-QUALIFIED MATCHING CONTRIBUTION PLAN

TABLE OF CONTENTS

ARTICLE 1	PURPOSE, DEFINITIONS AND CONSTRUCTION	1

1.1	Purpose of the Plan	1

1.2	Definitions	1

1.3	Construction	3

ARTICLE 2	ELIGIBILITY	3

2.1	Eligibility Requirements	3

2.2	Termination of Eligibility	3

ARTICLE 3	CONTRIBUTIONS TO THE PLAN	3

3.1	Participant Contributions	3

3.2	Employer Discretionary Contributions	3

3.3	Employer Matching Contributions	3

3.4	Establishing of Account	4

ARTICLE 4	ALLOCATION AND INVESTMENT	4

4.1	Allocation	4

4.2	Establishment of Trust	4

4.3	Allocation of Investment Earnings	4

ARTICLE 5	DETERMINATION OF PAYMENT OF ACCOUNT	5

5.1	Vesting of Account	5

5.2	Determination of Account	5

5.3	Timing of Payment	5

5.4	Unforeseeable Emergency	6

5.5	In-Service Distribution	6

5.6	Payment Election	6

5.7	Distribution Delay for Specified Employees	8

5.8	Beneficiaries	8

ARTICLE 6	MISCELLANEOUS	8

6.1	Administration of the Plan	8

6.2	Claims	8

6.3	Amendment of the Plan	10

6.4	Termination of the Plan	11

6.5	Withholding	11

6.6	Domestic Relations Order	11

6.7	Notices to Participants	11

6.8	Non-Alienation	12

6.9	Arbitration	12

6.10	Law Governing	12

6.11	Validity	12

6.12	Status of Participants	12

6.13	Effect on Successors in Interest	12

ii

ARTICLE 1

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1 Purpose of the Plan

This Plan is established by the Employer to provide certain select management or highly compensated employees a matching contribution of a percentage of their Compensation deferred under the Acxiom Corporation Non-Qualified Deferral Plan.  This Plan is not intended to, and does not, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and is designed to be a “top hat” plan under Section 201(2) of the Employee Retirement Income Security Act of 1974.

1.2 Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)	Account: All amounts credited under the terms of the Plan to a Participant, the rights to which are determined under the Plan.

(b)	Account Balance: At any time, the total of all amounts credited under the terms of the Plan to a Participant, the rights to which are determined under the Plan.

(c)	Beneficiary: The individual(s) and/or trust(s) entitled to receive benefits under the Plan upon the death of a Participant.

(d)	Code: The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.

(e)
Compensation:  The total cash remuneration paid by the Employer during each Plan Year, as reported on Form W-2 or its subsequent equivalent, including bonuses, fees, commissions, amounts deferred under Code Sections 401(k) and 125, and amounts deferred under any other non-qualified program of salary reduction.  Compensation hereunder shall not be subject to any limitations applicable to tax qualified plans, such as pursuant to Code Section 401(a)(17) or 415.

(f)
Disability:  A physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder which renders him incapable of continuing his usual and customary employment with the Employer.  The determination of Disability shall be made by a licensed physician chosen by the Employer.

(g)	Effective Date: The original effective date was December 1, 1995. This amended and restated plan is effective January 1, 2009.

(h)
Eligible Employee:  A person employed by the Employer or by any member of a “controlled group” (as defined in Code Section 414(b)) or any entity under “common control” (as defined in Code Section 414(c)) who is a participant in the Non-Qualified Deferral Plan.

(i)	Employer: Acxiom Corporation, a corporation organized and existing under the laws of the State of Delaware, and any successor or successors.

(j)	Non-Qualified Deferral Plan: The Acxiom Corporation Non-Qualified Deferral Plan.

(k)	Participant: An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.

(l)	Plan: The Acxiom Corporation Non-Qualified Matching Contribution Plan, as set forth herein, and as it may be amended from time to time.

(m)	Plan Year: The twelve month period beginning on January 1 and ending on December 31 of each year.

(n)	Retirement Savings Plan: The Acxiom Corporation Retirement Savings Plan.

(o)	Salary Reduction Contributions: The amount the Employer contributes to the Non-Qualified Deferral Plan which represents a Participant’s elective deferral of compensation under that plan.

(p)
Service:  The period of a Participant’s employment considered in the calculation of the vested amount of his benefits.  A Participant’s Service shall be determined in twelve (12) month periods, commencing with the twelve (12) month period that begins on his date of hire with the Employer, and thereafter based on Plan Years, including the Plan Year within which falls his date of hire.  During such twelve (12) month periods, a Year of Service will be granted if the Participant completes at least one thousand (1,000) Hours of Service.  An Hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked (other than hours for which payment is made or due under any plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance laws), and including hours completed prior to the date he actually becomes a Participant hereunder.

(q)
Specified Employee:  Any employee or former employee (including any deceased employee) who, as of the date of such person’s termination of employment from the Employer, was an officer having annual compensation greater than the adjusted limit specified in Code Section 416(i) ($160,000 for 2009), a five-percent owner of the Employer or a one-percent owner of the Employer having annual compensation of more than $150,000.  No more than 50 employees shall be treated as officers.  For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code.  The determination of who is a Specified Employee will be made in accordance with Code Sections 416(i) and 409A, including regulations and guidance issued thereunder.

(r)
Trust:  The irrevocable trust agreement executed by the Employer in connection with this Plan which shall hold the amounts contributed to this Plan, and which shall provide that its assets shall be subject to the claims of the Employer’s creditors.

1.3 Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary.  The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICLE 2

ELIGIBILITY

2.1 Eligibility Requirements

An Employee will automatically become a Participant hereunder as of the date he becomes an Eligible Employee.

2.2 Termination of Eligibility

A Participant will become ineligible to continue to participate in the Plan when he is no longer an Eligible Employee or on his termination of employment from the Employer.

ARTICLE 3

CONTRIBUTIONS TO THE PLAN

3.1 Participant Contributions

Participant contributions are not permitted hereunder.

3.2 Employer Discretionary Contributions

The Employer may make an Employer Discretionary Contribution each Plan Year equal to a percentage of each Participant’s Compensation as determined by the Board of Directors of the Employer each Plan Year.  The determination as to whether an Employer Discretionary Contribution will be made is in the sole discretion of the Board of Directors of the Employer, determined on an annual basis; provided, however, the Employer will not make an Employer Discretionary Contribution to the Plan under this Section 3.2 unless the Employer makes a substantially similar non-elective contribution to the Retirement Savings Plan.

3.3 Employer Matching Contributions

In each Plan Year, when a Participant’s Deferred Compensation (as defined in the Retirement Savings Plan) is limited under the Retirement Savings Plan by reason of Code Section 401(a)(17), 402(g) or 415, the Employer will make matching contributions for each payroll period to a Participant’s Account under this Plan equal to:

(a)
50% of the Participant’s Salary Reduction Contributions withheld under the Non-Qualified Deferral Plan plus the Participant’s Deferred Compensation withheld under the Retirement Savings Plan for such payroll period, which total shall not exceed six percent (6%) of the Participant’s total Compensation for the payroll period, minus

(b)	the matching contribution allocated to the Participant’s account under the Retirement Savings Plan on account of the amounts deferred under subsection (a).

The Employer may elect to make a contribution under this Section 3.3 in Employer stock; provided, however, a contribution in stock to a Participant may not exceed 25% of his cash Compensation.

3.4 Establishing of Account

Each Participant herein shall have maintained in his name a bookkeeping Account, to which shall be credited his contributions and certain Employer contributions made to the Plan made prior to January 1, 2006, as well as contributions made on his behalf under the terms of the current Plan.  A Participant’s Account shall reflect his share of such contributions, including his allocable share of any gains and losses pursuant to Section 4.3 hereof.

ARTICLE 4

ALLOCATION AND INVESTMENT

4.1 Allocation

Any contribution made pursuant to Section 3.2 or 3.3 hereof shall be allocated to each Participant who is an Eligible Employee.  Notwithstanding anything herein to the contrary, Participants who terminate employment for any reason during the Plan Year shall share in any contributions made by the Employer pursuant to Section 3.2 or 3.3 for the year of termination.

4.2 Establishment of Trust

The Employer shall establish the Trust with regard to the Accounts hereunder, designed to be an irrevocable grantor trust under Code Section 671.

4.3 Allocation of Investment Earnings

Assets contributed to the Trust shall be invested in the sole discretion of the trustee of the Trust and Participants shall have no right to direct the investment of assets in the Trust or in the Account.

However, Accounts shall be credited with earnings (or losses) (the “Deemed Earnings”) equal to the amount that would have been earned (or lost) had the Accounts been invested in the investments as selected by the Participants from a menu of investment options reasonably equivalent to the investments available under the Retirement Savings Plan.  The Participants shall notify the Employer via such telephonic or other form of notification as shall be determined by the Employer as to how the Participants would invest the Accounts if Participants could direct the investments.  If no such deemed investments are selected by the Participants, the Deemed Earnings shall be determined as if the Accounts were invested in the default investment vehicle under the Retirement Savings Plan.

ARTICLE 5

DETERMINATION OF PAYMENT OF ACCOUNT

5.1 Vesting of Account

A Participant is 100% vested in his salary reduction contributions to the Plan prior to January 1, 2006 and deemed earnings thereon.  For all other amounts, a Participant shall become vested in his Account in accordance with the following schedule:

Years of Service With the Employer	Vested Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Notwithstanding the foregoing, a Participant’s Account shall become one hundred percent (100%) vested and non-forfeitable in accordance with the following:

(a)	Upon the termination of employment of the Participant on or after the first day of the month coincident with or next following the date on which the Participant attains age 65;

(b)	Upon a determination of Disability in accordance with Section 1.2(f) hereof while the Participant is employed by the Employer; or

(c)	Upon the Participant’s death while the Participant is employed by the Employer.

5.2 Determination of Account

As of the date of a Participant’s termination of employment with the Employer (including termination due to any of the events specified under Section 5.1 hereof), his vested Account Balance shall be determined in accordance with the provisions of Section 5.1 above.  Thereafter, as of the last day of the Plan Year coincident with or next following his termination of employment, the non-vested portion of his Account shall be forfeited.  Such forfeited amount shall be used to reduce the contribution of the Employer hereunder for the Plan Year in which such forfeitures occur.

5.3 Timing of Payment

Unless a Participant receives an earlier distribution under Section 5.4 or Section 5.5, payment of a Participant’s Account Balance will first be made to a Participant or Beneficiary after any of the following events as elected by the Participant in accordance with Section 5.6:

(a)
Termination of Employment.  A Participant is entitled to payment of his vested Account Balance following the termination of his employment status with the Employer.  The amount payable will be paid in the form elected by the Participant under Section 5.6.  Payment shall be made based on the Participant’s Account Balance as of the fifteenth day of the first full month following the month of the Participant’s termination.  Payment on account of termination of employment will be made or begin within 90 days of the termination of employment.

(b)
Fixed Time.  Effective for amounts that accrue and become earned and vested on or after January 1, 2005, a Participant may receive payment of benefits under the Plan for a Plan Year during the year and in the form specified by the Participant in his election under Section 5.6.  Fixed time distributions will be made on January 31 of the year elected by the Participant based on the Participant’s Account Balance as of the 15th day of such January.

Notwithstanding the foregoing, the Employer reserves the right to decide the date used to value a Participant’s Account for distribution, which date may precede or follow the event giving rise to a distribution.

The Employer may delay a distribution for any reason permitted by Code Section 409A and the regulations thereunder.

5.4 Unforeseeable Emergency

If the Employer, in its discretion, determines that the Participant has a severe financial hardship caused by an unforeseeable emergency beyond the Participant’s control, the Participant may receive a distribution.  The payment is limited to the amount reasonably necessary to meet the unforeseeable emergency.  Unforeseeable emergency shall mean severe financial hardship to the Participant resulting from a illness or accident of the Participant or the Participant’s spouse, beneficiary, or of a dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  A distribution on account of unforeseeable emergency may not be made to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

5.5 In-Service Distribution

Notwithstanding the restrictions of Section 5.3 or Section 5.6, a Participant may petition the Employer and request, through submission of an executed document approved by the Employer, to receive distribution of the Participant’s Account derived from Participant contributions, plus Deemed Earnings thereon, without regard to (i) whether payment of benefits under the Plan is due or (ii) whether a severe financial hardship has occurred.  Any distribution so requested will be made only if the Participant’s request is approved by the Employer and is subject to (i) forfeiture of ten percent (10%) of the amount of the Participant’s Account distributed and (ii) suspension of the Participant’s participation in the Plan for the balance of the Plan Year in which the distribution is requested as well as the subsequent Plan Year.  This in-service distribution option will apply only with respect to amounts credited under the Plan that accrued and became vested and earned on or before December 31, 2004.

5.6 Payment Election

(a)
Distribution Elections.  Except as provided in Section 5.6(b), distribution of the balance credited to a Participant’s Account (to the extent vested) shall be made based upon the Participant’s distribution election in accordance with Section 5.6(c) in one of the following forms as elected by the Participant:

(i)	a lump sum payment comprising a complete distribution of the vested balance credited to the Participant’s Account;

(ii)           annual installment payments over a 2-year, 3-year, 5-year, 10-year or 20-year period.

In the absence of a valid distribution election, payment of a Participant’s vested Account will be made in a lump sum form upon termination of employment.

(b)
Grandfathered Elections.  With respect to amounts credited under the Plan that accrued and became vested and earned prior to January 1, 2005, a Participant or Beneficiary entitled to payment will receive, based on the Participant’s irrevocable election made prior to each Plan Year, a single lump sum payment in cash, equal annual installment payments over a period of years elected by the Participant and/or an equivalent annuity.  If an annuity is elected, it shall be purchased from a commercial insurer, based upon the single lump sum that would otherwise be paid, net of all costs of acquiring the annuity, in a form as available from such insurer, and based on the applicable market rates at that time.

Via written election not to become effective until the end of the Plan Year following the Plan Year in which the election is made, the Participant may change his election of the form of payment if the Participant has not terminated his employment and if the payments under the Plan are not due and ascertainable in amount as of the date of the election.  Notwithstanding the foregoing, an election executed by a Participant prior to his termination of employment may become effective after his termination of employment, in which case any distribution required to be made prior to the effective date of the new election will be made consistent with the original election and the changed election will apply to any portion of the Participant’s Account not distributed under the original election consistent with the changed election.

(c)
Non-Grandfathered Elections.  With respect to amounts credited under the Plan that accrue and become vested and earned after December 31, 2004, a Participant must elect the time of distribution pursuant to Section 5.3 and the form of distribution pursuant to Section 5.6(a), of his benefits for a particular Plan Year prior to the first day of that Plan Year, or within thirty (30) days of his initial entry into the Plan, if later.  All such elections shall remain in effect for all future Plan Years in which the Participant remains an Eligible Employee; however, the Participant may amend his election effective as of the first day of any subsequent Plan Year if the Participant executes such amendment prior to the first day of such Plan Year.

(d)
Change in Elections. Notwithstanding the foregoing, a Participant may alter the time or form of an election, but the change will not take effect until twelve (12) months after the date of the new election and the payment with respect to the changed election must be deferred for five years from the date such payment would otherwise have been first paid.  Further, in the case of distributions under Section 5.3(b), the change must be made at least 12 months prior to the first day of the payment.

(e)           Distribution in the Form of Stock.  A Participant may elect to receive distribution of the Participant’s Account derived from the matching contribution account, plus Deemed Earnings thereon, in the form of Acxiom stock rather than cash.

5.7	Distribution Delay for Specified Employees

To the extent a Participant is a Specified Employee, with respect to amounts credited under the Plan that accrue and become vested and earned after December 31, 2004, any distribution from the Plan on account of termination will not be made until the date which is six months after the date of the Specified Employee’s separation from service with the Employer or, if earlier, the date of the Specified Employee’s death.  To the extent a Specified Employee has chosen to receive distributions in installments, the first installment shall be paid on the first business day after expiration of the six-month period, with all successive installments paid according to the times set forth in Section 5.3.

5.8 Beneficiaries

Each Participant will designate a Beneficiary to receive any amounts distributable hereunder at the time of the Participant’s death on such forms as the Employer may require.  In the absence of an effective beneficiary designation as to all or a part of the Participant’s interest in the Plan, such amount will be distributed to the beneficiary (or beneficiaries) to whom the Participant’s benefits under the Retirement Savings Plan are payable (regardless of whether the Participant made an election thereunder) and in the same percentages, if applicable.

ARTICLE 6

MISCELLANEOUS

6.1 Administration of the Plan

The Plan shall be administered by the Employer.  The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the Employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.  The Employer in its capacity as administrator shall have full discretion to determine eligibility for an amount and method of payment of benefits and to construe any ambiguous or unclear provisions to the Plan and all such decisions of the Employer shall be enforced unless the decision is arbitrary or capricious.

6.2	Claims

A claim for benefits under the Plan shall be made in writing by the Participant or, if applicable, the Participant’s Beneficiary, executor or administrator, or authorized representative (collectively, the “Claimant”) to the Employer within 60 days of the event by which the Claimant claims he is entitled to receive benefits under the Plan.

(a)           Claims Denials; Claims Appeals.

(i)
In general.  In any case in which a claim for Plan benefits of Claimant is denied or modified, the Employer will notify such person of its decision in writing.  Such notification will contain (a) specific reasons for the denial; (b) specific reference to pertinent plan provisions; (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary; and (d) information as to the Plan’s claim review procedure.  Such notification will be given within 90 days after the claim is received by the Employer (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to such person within the initial 90-day period).  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(ii)
Appeals.  Within 60 days after the date on which Claimant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which denial is considered to have occurred) such person (or his duly authorized representative) may (a) file a written request with the Employer for a review of his denied claim and of pertinent documents and (b) submit written issues and comments to the Employer.  The Employer will notify Claimant of its decision in writing.  Such notification will be written in a manner calculated to be understood by the Claimant and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Employer (or within 120 days if special circumstances, such as an election by the Employer to hold a hearing, require an extension of time for processing the request, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).  If the decision on review is not made within such period, the claim will be considered denied.

(b)	Disability Claims. If a claim for benefit is based on the Participant’s Disability, the claim will be processed as specified in Section 6.2(a), except that the following additional rules shall apply:

(i)
Notice of Decision.  The Employer will notify the Claimant of his decision within 45 days of receipt of the claim.  The 45-day period may be extended for an additional 30 days if the extension is necessary due to matters beyond the Employer’s control, and the Employer notifies the Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension and the date by which the Employer expects to render a decision.  The 30-day extension period can be extended for a second period of 30 days due to matters beyond the Employer’s control, provided the Employer again notifies the Claimant prior to the expiration of the first extension period in the same manner as the first extension.  If the Claimant is asked to provide additional information so that the claim can be processed, the Claimant will have 45 days to provide the additional information.  In the case of an adverse determination with respect to a claim, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the decision the Employer will notify the Claimant of such reliance and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon written request.

(ii)
Review Procedures.  A Claimant will have 180 days following the receipt of an adverse determination involving a Disability benefit to request a review of the determination.  If a review of the adverse decision is requested, the following shall apply:

(A)
No deference will be given to the initial decision and the review will be conducted by an appropriate individual who is neither the individual who made the initial decision nor a subordinate of that individual.

(B)
If the initial decision was based in whole or in part on a medical judgment, the appropriate individual will consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.

(C)
The Employer will provide to the Claimant the identity of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse determination, without regard to whether the advice was relied on in making the determination.

(D)
Any health care professional engaged for purposes of reviewing the initial decision will be an individual who is neither an individual who was consulted in connection with the initial decision, nor a subordinate of that individual.

(E)
The Employer shall notify the Claimant of his decision on review within 45 days after the request for review is received, or within 90 days if special circumstances require an extension of time, the Claimant is given written notice of the extension with the first 45-day period, and the notice describes the special circumstances and indicates the date a decision is expected to be made.

Compliance with the claims review procedures set forth in this Section shall be a condition precedent to the filing of a lawsuit by a Participant or his Beneficiary or any person claiming through a Participant or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.

6.3 Amendment of the Plan

The Plan may be amended, in whole or in part, from time-to-time, by formal action of the Employer’s Board of Directors, or a properly authorized committee of the Board, and executed by an officer authorized to act on behalf of the Employer with no further consent of any party.

6.4 Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors of the Employer, without the consent of any other party.  The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as, accelerated distributions and, to the extent not funded, full vesting of his Account, except as already provided under the terms of Section 5.1 hereof.  Notwithstanding the foregoing, the Employer may elect to terminate the Plan and make accelerated distributions in accordance with the following:

(a)
Corporate Dissolution or Bankruptcy.  If termination of the Plan is due to corporate dissolution or bankruptcy, the Employer may make an accelerated payment as allowed under Section 409A of the Code upon the later of the calendar year the Plan terminates, or the first calendar year in which payment is administratively practicable;

(b)
Change in Control.  If termination of the Plan is due to a change in control, as defined by Code Section 409A and the guidance thereunder, the Employer may make distributions during the period beginning 30 days prior to and ending 12 months following the change in control event; or

(c)
Termination in the Ordinary Course.  If the Employer terminates the Plan along with all other programs that would be aggregated with the Plan as provided in Code Section 409A and the guidance thereunder, and this termination is not proximate to a downturn in the financial health of the Employer, the Employer may make distributions no earlier than 12 months after and no later than 24 months after the termination of the Plan.  Under this scenario, the Employer shall not adopt a new plan that would be aggregated with the Plan within three years after the termination.

6.5 Withholding

The Employer may withhold federal, state and local employment and income taxes on distributions as required by law.

6.6 Domestic Relations Order

In the event the Employer receives a domestic relations order from a potential alternate payee, the Employer will notify the Participant whose benefit is the subject of such order.  The Employer will, within a reasonable period of time, determine whether the order is a Qualified Domestic Relations Order under Code Section 414(p) (a “QDRO”) and will notify the Participant of its determination.  No payment will be made to an alternate payee until the Employer (or a court of competent jurisdiction reversing an initial adverse determination by the Employer) determines that the order is a QDRO.  Payment will be made to an alternate payee in accordance with the QDRO, as soon as reasonably possible after the QDRO determination is made, without regard to whether the distribution, if made to a Participant at the time specified in the QDRO, would be permitted under the terms of the Plan.

6.7 Notices to Participants

From time-to-time, the Employer shall provide a Participant with an accounting of the value of his Account no less than the frequency provided under the Retirement Savings Plan.  Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

6.8 Non-Alienation

To the extent permitted by law, the right of any Participant or Beneficiary in any Account Balance hereunder shall not be subject to any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such Account Balance shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

6.9 Arbitration

Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Faulkner County, Arkansas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear his or its own costs of arbitration, but if the Employee is the prevailing party in such arbitration, he shall be entitled to recover from Acxiom Corporation as party of any award entered his reasonable expenses for attorneys’ fees and disbursements.

6.10 Law Governing

This Plan shall be governed by and construed in accordance with the laws of the State of Arkansas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

6.11 Validity

The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

6.12 Status of Participants

Participants have the status of general unsecured creditors of the Employer with respect to their rights under this Plan.  This Plan constitutes a mere unsecured promise by the Employer to pay benefits in the future.  It is the intention of the parties that the Plan be unfunded for tax purposes and for Title I of ERISA.

6.13 Effect on Successors in Interest

This Plan shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties thereto.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Acxiom Corporation Non-Qualified Matching Contribution Plan, Acxiom Corporation, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 10th day of December, 2008.

ATTEST:	ACXIOM CORPORATION
/s/ Catherine L. Hughes	/s/ Cindy K. Childers, SVP - HR
Secretary Catherine L. Hughes	Name and Title Cindy K. Childers, SVP - HR